As filed with the Securities and Exchange Commission on February 23, 2006
Registration No. 333-99481

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TD AMERITRADE HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	82-0543156

(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

4211 SOUTH 102ND STREET
OMAHA, NEBRASKA 68127

(Address of principal executive offices)

AMERITRADE HOLDING CORPORATION
1998 STOCK OPTION PLAN

(Full title of the plan)
ELLEN L.S. KOPLOW, ESQ.
EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
TD AMERITRADE HOLDING CORPORATION
6940 COLUMBIA GATEWAY DRIVE
SUITE 200
COLUMBIA, MARYLAND 21045
443-539-2125

(Name, Address, and Telephone Number of Agent For Service)

DEREGISTRATION OF SHARES
Effective as of January 4, 2006, the stockholders of the Registrant adopted amendments to the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan and 1996 Directors Incentive Plan which increased the share reserves by nineteen million (19,000,000) and one million (1,000,000) respectively, while at the same time the share reserve under the Ameritrade Holding Corporation 1998 Stock Option Plan was reduced by twenty million (20,000,000) shares. This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-8 listed below (the “Registration Statement”) is filed to deregister twenty million (20,000,000) shares previously registered that remain available for future grant under the Registrant’s 1998 Stock Option Plan. The 20,000,000 shares deregistered by this Post-Effective Amendment No. 1 will be registered, by a subsequently filed registration statement on Form S-8 for the 1996 Long-Term Incentive Plan and 1996 Directors Incentive Plan, and the associated registration fee paid by the Registrant to register shares issuable under its 1998 Stock Option Plan on the Registration Statement will be carried forward and applied to the registration fee necessary to register shares issuable under the Registrant’s 1996 Long-Term Incentive Plan and 1996 Directors Incentive Plan. Please note, however, that as of February 15, 2006, four hundred and sixty-seven thousand and ninety-nine (467,099) shares remain subject to outstanding options previously granted under the Registrant’s 1998 Stock Option Plan. Accordingly, the Registration Statements will remain in effect to cover the potential exercise of such outstanding options.
1.	Registration Statement No. 333-99481 filed on September 12, 2002.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on February 23, 2006.

TD AMERITRADE HOLDING CORPORATION

By:	/s/ JOSEPH H. MOGLIA

Joseph H. Moglia, Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ JOSEPH H. MOGLIA Joseph H. Moglia	Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2006
/s/ JOHN R. MACDONALD John R. MacDonald	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	February 23, 2006

J. Joe Ricketts	Chairman of the Board	February 23, 2006

/s/ W. EDMUND CLARK W. Edmund Clark	Director	February 23, 2006

Signature	Title	Date

/s/ MARSHALL A. COHEN Marshall A. Cohen	Director	February 23, 2006

/s/ DAN W. COOK III Dan W. Cook III	Director	February 23, 2006

/s/ MICHAEL D. FLEISHER Michael D. Fleisher	Director	February 23, 2006

/s/ GLENN H. HUTCHINS Glenn H. Hutchins	Director	February 23, 2006

/s/ DANIEL A. MARINANGELI Daniel A. Marinangeli	Director	February 23, 2006

/s/ WILBUR J. PREZZANO Wilbur J. Prezzano	Director	February 23, 2006

/s/ J. PETER RICKETTS J. Peter Ricketts	Director	February 23, 2006

Thomas S. Ricketts	Director	February 23, 2006

/s/ FREDRIC J. TOMCZYK Fredric J. Tomczyk	Director	February 23, 2006

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